EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Deckers Outdoor Corporation:

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-113237 and 333-120717) and Form S-8 (Nos. 333-139874 and 333-207894) of Deckers Outdoor Corporation of our reports dated May 28, 2021, with respect to the consolidated balance sheets of Deckers Outdoor Corporation and subsidiaries as of March 31, 2021 and 2020, the related consolidated statements of comprehensive income, stockholders' equity, and cash flows for each of the years in the three year period ended March 31, 2021, and the related notes and financial statement schedule, and the effectiveness of internal control over financial reporting as of March 31, 2021, which reports appear in the March 31, 2021 annual report on Form 10-K of Deckers Outdoor Corporation.

Our report dated May 28, 2021, on the consolidated financial statements, includes an explanatory paragraph related to Deckers Outdoor Corporation and subsidiaries’ change in the method of accounting for leases as of April 1, 2019 due to the adoption of Accounting Standards Update (ASU) 2016-02 and all related amendments.

/s/ KPMG LLP

Los Angeles, California
May 28, 2021